Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. to Modify Business Structure

in Support of Growth Strategy

Company to Change Name to BioTelemetry, Inc.

Conshohocken, PA — (BUSINESS WIRE) — April 22, 2013 — CardioNet, Inc. (“CardioNet” or the “Company”) (NASDAQ:BEAT), the leading wireless medical technology company focused on diagnosing and monitoring cardiac arrhythmias, announced today that its Board of Directors has approved a plan to adopt a holding company structure to more effectively facilitate its ongoing growth plan.  Reflecting the change in structure, the Company will change its name to BioTelemetry, Inc. (“BioTelemetry”).

Joseph Capper, CEO and President for CardioNet commented, “Our strategy is to achieve sustained long-term growth by solidifying our leadership position in remote cardiac monitoring; building a leading research services business; and identifying markets that would benefit from the application of our wireless platform and proprietary technology.  As a result, we recently launched a more comprehensive sales approach in our patient services business and acquired Cardiocore in order to expand our research services capabilities.  Simultaneously, we have built an operational infrastructure capable of sustained growth in several areas of the developing mobile health services market.  Consequently, we expect to derive economic and functional benefits through the alignment of our adjacent businesses, each with distinct brand equity, under this holding company structure.

“We have chosen the name BioTelemetry for our holding company, as it best represents our clinical and technological focus moving forward.  CardioNet, Cardiocore and Braemar will become operating subsidiaries of BioTelemetry.  This creates a more flexible corporate structure in which to add new lines of business, as we seek to further leverage our core competencies.  We believe that BioTelemetry is extremely well positioned for success in today’s expanding mobile health services market, making this an opportune time for the Company.”

Pursuant to the plan, CardioNet, a Delaware corporation, will become a wholly owned subsidiary of BioTelemetry, a Delaware corporation, and the current stockholders of CardioNet will become stockholders of BioTelemetry with the same number and percentage of shares of BioTelemetry as they held of CardioNet prior to the creation of the holding company structure.  The common stock of BioTelemetry is expected to continue to trade on NASDAQ under the symbol “BEAT.”  CardioNet expects that the exchange of CardioNet shares of common stock for shares of BioTelemetry common stock will be treated as a tax free transaction.

The creation of the holding company structure requires the approval of CardioNet’s stockholders.  CardioNet has scheduled its annual meeting of stockholders for July 25, 2013, at which the approval of the holding company structure will be submitted for stockholder approval.  Once approved, the new name will take effect.

A registration statement relating to the issuance of BioTelemetry common stock in connection with the creation of the holding company structure has been filed with the SEC but has not yet become effective.  BioTelemetry may not issue shares of its common stock prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state of jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM. (MCOTTM). More information can be found at http://www.cardionet.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our expectations regarding the effect of the creation of a new holding company structure and the effect, including on our growth prospects, of the new holding company structure. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of changes in health care legislation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, litigation success, our ability to successfully create a new holding company structure and to anticipate the benefits of such structure. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.